Exhibit 14.1

Metro Bank

Code of Business Conduct

Personal Conduct

It is the policy of Metro Bank that its businesses be conducted in accordance with the highest professional and ethical standards. Each of us, as representatives of the Bank, is required to act in a manner that merits the trust and confidence of those whom we serve. All employees and directors are expected to refrain from any activity that may be construed as illegal; dishonest or unethical. The general principles of personal business conduct are:

•	Avoid illegal conduct in both business and personal matters. Illegal conduct constitutes grounds for dismissal.

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Information received as an employee of the Bank is considered privileged and must be held in strictest confidence. Use of confidential information for personal benefit, or for the benefit of family or friends, is prohibited. Confidential information cannot be exchanged between business units unless there is a legitimate business need to do so.

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Avoid all circumstances that could produce a conflict of interest, or the potential for a conflict of interest between personal interest and interest of the Bank, or which give the appearance of a conflict of interest.

•	Employees should perform work duties in good faith and in the best interests of the Bank, and in a prudent manner.

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In the conduct of the Bank’s business, no bribes, kickbacks or similar remuneration are to be given, offered, or accepted. Gift’s, gratuities or favors may not be accepted unless they are of the kind that are generally given in the ordinary course of business, are infrequent, unsolicited, and or normal value (less than $200.00), and can be reciprocated.

Failure to conform to this Code of Business Conduct, or the Bank’s specific policies or guidelines, is grounds for disciplinary action, up to and including discharge.

May 30, 2007

Corporate Conduct

This Code of Business Conduct obligates the Bank to conduct activities in a manner to insure the confidence of its employees, shareholders, customers, and the general public. Basic principles of Corporate Business Conduct include:

•	The Bank will not cause or tolerate illegal activities in the conduct of its business.

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The Bank is committed to maintain earnings to provide equitable return or investment to shareholders, equal employment opportunities to its employees, and financial services to meet the needs of the customers and community it serves.

•	Information requested by authorized auditors or regulatory agencies will not be concealed by the Bank and will be provided on a timely basis.

•	The Bank will uphold confidentiality and will maintain procedures to safeguard confidential information on behalf of employees and customers.

•	The business of the Bank will be conducted in fair and open competition, in accordance with federal and state regulations.

•	The Bank will not hesitate to deal immediately and directly with individuals who violate the rules and regulations established by Bank policies.

Conflicts of Interest

The primary purpose of a written conflicts of interest policy is to manage potential risk and liability from the conduct of the affairs of the financial institution. This risk is usually manifested in the conduct of directors, officers, and employees in discharging their duties and responsibilities in the management of the affairs of the financial institution.

1.	The following should be reported to the Board:

A.	Personal interest(s) should not be taken in any assets owned by the financial institution either purchased from or sold to the financial institution without the prior approval of the Board of Directors.

B.	Ownership interest held in the form of “business trusts” or other entities without disclosure of the identity or personal guaranties of the principals.

May 30, 2007

C.	Loans or other transactions in which the officer, director or principal stockholder (or immediate family member of each) of the financial institution receives or holds a beneficial interest.

D.	Loans or other transactions in which the officer, director or principal stockholder (or immediate family member of each) of another depository institution receives or holds a beneficial interest.

E.	Loans or other transactions at any depository institution in which an officer, director or principal stockholder (or immediate family member of each) holds a beneficial interest, either direct or indirect.

2.	Loans extended personally by officers, directors or principal stockholders (or immediate family members of each) to parties who are also borrowers from the financial institution or loans extended personally by any borrowing customers to an officer, director or principal stockholder of the financial institution should be reported to the Board of Directors.

3.	Directors and officers are prohibited from making or participating in voting on a loan or other transaction where they have a financial interest in the transaction. The Board should be notified in writing before any such loan request is brought before the appropriate committee.

4.	At least annually, directors, officers, and principal shareholders shall disclose their business interest(s) and individuals and customers with whom they also conduct personal business.

5.	Directors, officers, principal stockholders, and their related interest shall conduct all transactions with the financial institution in compliance with State and Federal laws, including Regulation O of the Federal Reserve Board.

6.	Directors, officers, employees, principal stockholders, and their related interest will not engage in activities in competition with the financial institution.

7.	Credit-related insurance premiums should be paid to the bank and not to a director, officer or bank employee.

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May 30, 2007